Exhibit 10.1

EXECUTION COPY

RESTATED EMPLOYMENT AGREEMENT

of

TIMOTHY J. CONWAY

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 9, 2016 (the “Effective Date”), between NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), and Timothy J. Conway (“Executive”). This Agreement fully supersedes the Employment Agreement that Executive executed on October 9, 2013.

In consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to employ Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1.	Employment.

(a)	The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective as of the Effective Date.

(b)	Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the second (2nd) anniversary of the Effective Date and thereafter shall automatically renew for one additional one (1) year period unless a notice of intent not to renew shall be delivered in accordance with Section 18 by either the Company or Executive, as the case may be, at least ninety (90) days prior to the second (2nd) anniversary date, provided that either party may make any renewal contingent upon the parties’ agreement to add to, delete, or modify the terms of this Agreement by providing a notice to the other party at least ninety (90) days prior to the second (2nd) anniversary date. The parties shall have a 30-day window to agree to any additional, deleted or modified terms and, if no agreement can be reached, then the initial contingent notice of renewal shall be deemed a notice of non-renewal unless the parties agree otherwise. The term of Executive’s employment under this Agreement shall be referred to as the “Term.”

(c)	In the event that this Agreement expires, whether as a result of non-renewal or as a result of the end of the one-year renewal, Executive shall revert to being an at-will employee of the Company, subject to the terms of Sections 8, 9 and 10 of this Agreement and any related enforcement provisions, and provided that nothing in this Agreement shall prevent either party from terminating this Agreement pursuant to Section 6 at any time prior to the expiration of the Term.

(d)	Executive represents to the Company that he has no present intention to terminate employment with the Company.

EXECUTION COPY

2.	Duties. During the Term, Executive shall serve on a full-time basis as the Chief Executive Officer of the Company. Executive’s duties and responsibilities as the Chief Executive Officer of the Company shall include those duties customarily associated with an officer with a similar title or as may be assigned to him from time to time by the Board of Directors of the Company or any committee thereof (the “Board of Directors”). Executive shall be assigned to work primarily out of the Company’s Boston, Massachusetts office or any other Company office that is or will be located within 20 miles thereof (the “Primary Office Location”), it being understood and agreed that Executive shall be required to travel as necessary in the course of his employment. Executive shall devote his full business-time attention and energies and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from

(a)	serving on the boards of directors of unrelated, non-competitive companies; or

(b)	managing his personal affairs or engaging in charitable or civic activities;

so long as, in each case, such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder and are in accordance with the policies and procedures of the Company.

3.	Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Term, Executive shall receive the following compensation and benefits:

(a)	Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) at a gross rate of $750,000 per annum. Executive’s Base Salary shall be payable in substantially equal installments in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary may be subject to additional increase (but shall not be subject to decrease) on an annual basis as the Board of Directors shall determine.

(b)

Incentive Bonuses. Executive shall be eligible to participate in such annual incentive bonus programs as the Board of Directors may adopt from time to time for members of senior management of the Company (“Incentive Bonus”). The Company will establish a target for the Incentive Bonus for the Executive at the beginning of each year (“Target Incentive Bonus”), provided that for each year of the Term the Target Incentive Bonus will not be below the 2016 Target Incentive Bonus of $1,650,000, and for 2017 a $1,750,000 Target Incentive Bonus, and provided that if the Company does not establish a Target Incentive Bonus within 90 days of the start of the year, the Target Incentive Bonus shall be set automatically at the same amount as the last Company-established Target Incentive Bonus. The Target Incentive Bonus is not a guarantee. Actual Incentive Bonus payments, if any, will be determined by the

EXECUTION COPY

Company in its sole discretion as limited by and in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable to the Company, and based on Company, business and individual performance, and the actual Incentive Bonus paid, if any, may include a mix of current-year cash compensation, deferred cash compensation and/or equity compensation in the Company’s sole discretion.

(c)	Vacation. Executive shall be entitled to accrue up to five (5) weeks of paid vacation per calendar year. Vacation time will accrue in accordance with the usual vacation policies in effect at the Company from time to time, provided that notwithstanding anything in any Company policy to the contrary, Executive shall not be permitted to carry over any accrued but unused vacation time from one calendar year to the next; any accrued but unused vacation time at the end of a calendar year shall be forfeited.

(d)	Parking. The Company shall pay the costs of monthly automobile parking for Executive at Executive’s Primary Office Location.

(e)	Other Benefits. Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a) - (d)) offered to senior executives of the Company, including, without limitation, retirement income and health plans and other health and welfare plans, under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company (collectively, the “Benefit Plans”) other than any severance benefits offered in accordance with any such plan expect that is provided in this Agreement. Except as set forth herein, Executive shall not be entitled to any other benefits.

(f)	Compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

4.	Equity Ownership Requirement. During the Term, Executive shall be required to own Company stock in an aggregate then-current fair market value equal to Executive’s then-current Base Salary multiplied by five (the “Ownership Level”).

(a)	Stock Eligible for Holdback. To satisfy his obligations under this Section, the following forms of Company stock shall be considered:

(i)	All vested and unvested shares awarded under the Company’s Equity Incentive Award Plan (the “Plan”), including restricted stock and performance shares but not including any vested but unexercised stock options;

(ii)	All stock beneficially owned by Executive and Executive’s spouse; and

EXECUTION COPY

(iii)	All stock held by any of Executive’s estate planning vehicles.

(b)	Certification of Holdback. For purposes of calculating compliance with the Ownership Level, Executive’s Base Salary and the fair market value of the Company’s stock shall be measured once per calendar year at such time as the Compensation Committee of the Board of Directors may direct, but in any event no later than December 1 of each calendar year. Executive shall certify to the Company’s Head of Human Resources once per calendar year whether the Ownership Level required under this Section has been satisfied, and Executive shall provide such documentation as may reasonably be requested to allow the Head of Human Resources to confirm such certification.

(c)	Insufficient Awards of Stock. If Executive has not been granted or has not vested sufficient stock to meet the Ownership Level, then all shares resulting from the vesting of any restricted stock award under the Plan shall be subject to the holdback described in this Section until such time as the value of all of Executive’s shares eligible for the holdback exceeds the Ownership Level.

(d)	Exceptions. The Ownership Level requirements set forth in this Section are subject to such exceptions as the Compensation Committee of the Board of Directors may grant in its sole discretion if compliance with this Section would create a severe hardship for Executive or would prevent Executive from complying with a court order (e.g., as part of a divorce settlement).

5.	Reimbursement for Expenses. During the Term, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefore. Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

6.	Termination. Executive’s employment hereunder may be terminated at any time during the Term as follows (each, a “Termination Event”):

(a)	Automatically in the event of the death of Executive.

(b)	At the option of the Company, by the Board of Directors (acting through the Chairman or Secretary) or by written notice to Executive in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable, with or without a reasonable accommodation, to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days.

EXECUTION COPY

(c)	At the option of the Company for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment if any of the following occurs:

(i)	Executive continuously fails to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial conformance is delivered to Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties, or

(ii)	Executive engages in illegal conduct or gross misconduct which is injurious to the Company or its affiliates, whether from a monetary perspective or otherwise, or

(iii)	Executive is convicted of, or pleads guilty or nolo contendere to, any felony or any other crime involving moral turpitude, or

(iv)	Executive materially breaches his obligations under Section 8 or Section 9 hereof, or

(v)	Executive materially violates his obligations under Section 4 hereof.

Executive cannot be terminated for “Cause” as defined in (i), (iv), or (v) unless the Company first has notified Executive in writing that his employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

(d)	At the option of the Company’s Board of Directors at any time without Cause.

(e)	At the option of Executive for Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate this Agreement if any of the following occurs without the written consent of Executive (each a “Good Reason Condition”):

(i)	a reduction in Executive’s annual Base Salary from such Executive’s annual Base Salary then in effect or a change in incentive plan structure or terms that would be materially adverse to executive;

(ii)

a material diminution of Executive’s duties following a Change in Control (for purposes of this Agreement, a material diminution of duties shall include, but not be limited to any of the following, (i) the loss of the Executive’s position and title of Chief Executive Officer

EXECUTION COPY

with the Company; (ii) any requirement that the Executive report to a corporate officer or employee of the company instead of reporting directly to the Board of Directors; (iii) the assignment to the Executive of any duties inconsistent with or significantly different from his duties, responsibilities, and status as an officer and executive with a public company as then in effect); or

(iii)	a forced relocation by the Company of Executive from the Primary Office Location to a location greater than twenty (20) miles from his Primary Office Location.

Notwithstanding the foregoing, in order for Good Reason to occur, Executive must reasonably determine in good faith that a Good Reason Condition has occurred, Executive must provide written notice to the Board of Directors of the occurrence of the Good Reason Condition within 45 days of the initial occurrence of such condition, Executive must cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition, notwithstanding such efforts, the Good Reason Condition must continue to exist, and Executive must provide the Company with written notice of termination which establishes a termination date within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)	At the option of Executive, at any time, for any reason, on ninety (90) days prior written notice to the Company.

(g)	At the option of Executive upon Retirement. For purposes of this Agreement, “Retirement” shall mean when Executive is fifty-five (55) years of age or older, Executive has completed at least five (5) years of service with the Company, and Executive provides at least ninety (90) days advance written notice of his intent to retire.

7.	Payments.

(a)	Death. If the Termination Event is due to Executive’s death, Executive’s legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

(i)	any accrued but unpaid Base Salary through the date of termination, any unpaid Incentive Bonus for the immediately preceding year, and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company policies and applicable law (the “Accrued Obligations”), plus

(ii)	an amount equal to the Target Incentive Bonus in respect of the then-current year, pro-rated for the period from the beginning of the then current-year and ending on the date of termination, payable in a lump sum as soon as practicable following the date of termination (the “Pro Rated Bonus”), plus

EXECUTION COPY

(iii)	acceleration of vesting and exercisability of all equity and deferred cash incentive awards (the “Incentive Equity”) issued to Executive under the Plan. For purposes of this Agreement, “vesting” shall mean, in the case of any restricted stock issued under the Plan, ceasing to be subject to forfeiture and payment dates of any deferred cash awards granted under the Plan are not accelerated as a result of the application of any such vesting acceleration provision of this Agreement, plus

(iv)	a period of the lesser of (A) two (2) years following the date of termination or (B) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.

(b)	Permanent Disability. If the Termination Event is due to Executive’s Permanent Disability, Executive or his legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

(i)	Any Accrued Obligations, plus

(ii)	the Pro Rated Bonus, plus

(iii)	acceleration of vesting and exercisability of all Incentive Equity, plus

(iv)	a period of the lesser of (A) one (1) year following the date of termination or (B) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.

(c)	Termination Without Cause or for Good Reason. If the Termination Event is termination by the Company at any time during the Term without Cause or by Executive at any time during the Term for Good Reason, Executive shall be entitled to:

(i)	any Accrued Obligations, plus

(ii)	an amount equal to the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, pro-rated for the period from the beginning of the then current year and ending on the date of termination, payable in a lump sum as soon as practicable after the date of termination, plus

(iii)	the Base Salary (which shall be the Base Salary as of the date of termination) during the Severance Period (as defined in Section 7(g)), payable in accordance with the payroll practices then in effect at the Company, plus

EXECUTION COPY

(iv)	an amount equal to two times the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, payable as soon as practicable following the date of termination, plus

(v)	the continuation of all health benefits during the Severance Period at the same cost to Executive as though Executive continued his employment with the Company, plus

(vi)	the continued vesting and exercisability of all Incentive Equity for the entire remaining vesting period, plus

(vii)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options

(d)	Termination for Cause or Voluntary Termination by Executive. If the Termination Event is termination by the Company for Cause pursuant to Section 6(c) or termination by Executive pursuant to Section 6(f), except for any Accrued Obligations, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company. If the termination is a Voluntary Termination by Executive, all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and Executive shall have the lesser of (i) one (1) year following the date of termination or (ii) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options. If the termination is for Cause, all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and, in the Company’s sole discretion, Executive may be granted the lesser of (i) one (1) year following the date of termination or (ii) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.

(e)	Termination Upon Retirement. If the Termination Event is due to the Retirement of Executive, Executive shall be entitled to receive, as soon as practicable following the date of termination:

(i)	any Accrued Obligations, plus

(ii)	an amount equal to the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, pro-rated for the period from the beginning of the then current year and ending on the date of termination, payable in a lump sum as soon as practicable following the date of such termination, but only if Executive retires effective as of the expiration of the Term of this Agreement, plus

(iii)	continued vesting and exercisability of all Incentive Equity, plus

EXECUTION COPY

(iv)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;

(f)	Change of Control.

(i)	Special Payment. If, at any time during the two (2) year period following a Change of Control (as defined in Section 7(f)(ii)), Executive’s employment is terminated without Cause or by Executive for Good Reason, then instead of the payment set forth in subsection 7(c) Executive will receive:

(1)	Any Accrued Obligations, plus

(2)	an amount equal to two (2) times Base Salary (which shall be the Base Salary as of the date of termination), payable in a lump sum as soon as practicable following the date of termination, plus

(3)	the Pro Rated Bonus, plus

(4)	an amount equal to two (2) times the Target Incentive Bonus in respect of the then-current year, payable in a lump sum as soon as practicable following the date of termination, plus

(5)	the continuation of all health benefits during the Severance Period, plus

(6)	acceleration of vesting and exercisability of all Incentive Equity, plus

(7)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;

(ii)	Change of Control Defined. For purposes of this Section, the term “Change of Control” shall mean the occurrence of one or more of the following events:

(1)	the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(2)	a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

EXECUTION COPY

(3)	the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of

(A)	an acquisition of securities directly from the Company or

(B)	an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; or

(4)	a change in the composition of the Board of Directors within a two (2) year period such that a majority of the members of the Board of Directors are not Continuing Directors. As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Company who

(A)	was a member of Board of Directors of the Company immediately after the Effective Date of this Agreement, or

(B)	was nominated for election or elected to the Company’s Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of that nomination or election;

provided, however, (i) that each such event shall also constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), (ii) that in no case shall the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

(g)	Severance Period Defined. For purposes of this Agreement, “Severance Period” shall mean the period beginning on the date of termination of Executive’s employment and ending on the date which is two (2) years thereafter.

EXECUTION COPY

(h)	Condition to Payment. All payments and benefits due to Executive under this Section 7 which are not otherwise required by law shall be contingent upon (i) delivery by Executive (or Executive’s beneficiary or estate), within 60 days of the effective date of termination of an irrevocable separation agreement in such form as determined by the Company in its sole discretion, including a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and its and their current and former stockholders, directors, employees and agents (in substantially the form attached as Exhibit A) and (ii) compliance by Executive with his obligations under any stockholder, restricted stock or other agreement to which the Company and Executive are a party; and further provided that if the 60 day period in clause (i) spans two calendar years, then no payment shall begin prior to January 1 of such second calendar year.

(i)	No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 7, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

8.	Confidentiality.

(a)	Executive agrees that Confidential Information was and shall be made available in connection with Executive’s employment by or consultancy with the Company. Executive acknowledges that the Confidential Information that he develops or invents in connection with his employment by the Company or has obtained or will obtain in connection therewith is the property of the Company. Executive agrees that he will not use any Confidential Information for his own benefit or for the benefit or any other person or entity or disclose any Confidential Information to any other person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject); provided that Executive gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and Executive shall cooperate with such efforts by the Company at the Company’s expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless Executive reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to Executive), (ii) if the prior written consent of the Board of Directors shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of Executive to perform his duties as an employee of the Company and, in his reasonable judgment, such disclosure is not harmful to the Company.

EXECUTION COPY

(b)	“Confidential Information” shall mean any information relating to the business or affairs of the Company or, as provided below, any of its affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by the Company, profit margins or other proprietary information used by the Company or any of its affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) information that was known to Executive prior to becoming an employee of the Company or (iii) information which becomes known to Executive following a Termination Event, through no wrongful act of Executive, by disclosure from a third party unless Executive has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any affiliate has a separate confidentiality requirement or agreement to which the Company is subject, such confidentiality requirement or agreement shall supersede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an affiliate, Confidential Information for purposes of this definition as it relates to affiliates shall be deemed to include only Confidential Information of affiliates, the employees or consultants of which, are participants or observers at meetings of the Board of Directors of the Company.

9.	Restrictive Covenants.

(a)	During the Term and for a period of two (2) years following the cessation of Executive’s employment with the Company for any reason (whether initiated by the Company or by Executive, and whether during or following the expiration of the Term of this Agreement), Executive shall not, directly or indirectly

(i)	cause, solicit, induce or encourage any employees, consultants or contractors of the Company to leave such employment or service, or hire, employ or otherwise engage any such individual, or

(ii)	cause, induce or encourage any customer, supplier or licensor of the Company, or any other Person who has a material business relationship with the Company, to terminate or modify any such relationship.

EXECUTION COPY

(b)	During the Term and for a period of two (2) years following cessation of Executive’s employment with the Company for any reason (whether initiated by the Company or by Executive, and whether during or following the expiration of the Term of this Agreement) Executive shall not, directly or indirectly alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity, personally engage or participate in any Restricted Business, as such term is defined below, as a material portion of his responsibilities.

(c)	The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d)	“Restricted Business” shall mean any of the following:

(i)	the business of directly extending senior loans to middle-market companies as targeted by the Company at the effective date of Executive’s cessation of employment with the Company;

(ii)	any other material line of business engaged in by the Company, and in which Executive materially participated or obtained Confidential Information about, as of the effective date of Executive’s cessation of employment with the Company.

(e)	The Board of Directors of the Company, or following a Change of Control the senior management team of the acquiring company, shall, in its sole discretion, have the authority and discretion to waive any provision of this Section 9 or to make a determination that a business is not a Restricted Business for purposes hereof.

10.	Injunctive Relief. The parties acknowledge and agree that restrictions contained in Sections 8 and 9 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach or threatened breach of Sections 8 or 9 will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Sections 8 and 9 of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

EXECUTION COPY

11.	Excess Parachute Payments. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”) would constitute in whole or in part an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before equity compensation) as would result if the Payment were reduced until no portion of the Payment was subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s retention, on an after-tax basis, of the greater net amount.

12.	Survival; Conflicting Terms. The provisions of Section 7, Section 8 and Section 9, and all related enforcement provisions, shall survive any termination of this Agreement and remain applicable according to their terms (whether under Section 6 or as a result of the expiration of the Term). Section 7(f) shall survive a Change of Control regardless of whether this Agreement is terminated in connection with a Change of Control or expires by its terms following a Change of Control. In the event of a conflict between the terms of this Agreement and any Incentive Equity documentation, the terms of this Agreement regarding the Incentive Equity shall prevail.

13.	Indemnification. If Executive is a party to any action, suit or proceeding by reason of the fact that Executive is or was an officer or agent of the Company (a “Proceeding”), the Company will indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation, in effect at that time, or the certificate of incorporation and bylaws of the Company, whichever affords the greater protection to Executive.

14.	Advancement of Expenses. The Company shall advance, to the extent not prohibited by law, expenses incurred by Executive in connection with any Proceeding not initiated by the Executive, and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. The Executive shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Executive undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined by the Company, in its sole discretion that Executive is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 13 shall not apply to any claim made by Executive for which indemnity is excluded by applicable law.

15.	Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

EXECUTION COPY

16.	Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A Guidance”). Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of Executive’s separation of service from the Company, Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation of service with the Company (or the earliest date as is permitted under Section 409A), with any payments that otherwise would have been paid during the six-month period accumulating and paid to Executive in a lump sum on the first business day following the expiration of such six-month period and the remaining payments, if any, due after the six-month period following Executive’s separation from service paid in accordance with the terms of the applicable provision of this Agreement and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with Executive in good faith regarding the implementation of this Section 16; provided that none of the Company, any of its affiliates, or any of their employees or representatives shall have any liability to Executive with respect thereto. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, and all payments payable as soon as practicable following a date of termination will be paid prior to the 15th day of the third month following the date such payment becomes due hereunder. To the extent any reimbursement or in-kind benefit due to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

17.

Effect of Prior Agreements. This Agreement constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in this Agreement.

EXECUTION COPY

This Agreement supersedes all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter hereof, except that the terms of the Plan and any grant documents relating to any pre-existing Incentive Equity shall remain in full force and effect following Executive’s execution of this Agreement.

18.	Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefore by notice pursuant to these provisions:

If to the Company, at:

NewStar Financial, Inc.

500 Boylston Street

Suite 1250

Boston, MA 02116

Attention: Jennifer H. Muldoon

Facsimile: (617) 830-0010

If to Executive, at:

Timothy J. Conway

12 Sanderson Lane

Weston, MA 02493

19.	Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’ rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean, with respect to the Company, any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by either of the Company of its rights or obligations hereunder to any affiliate of or successor of the Company shall not be a termination of employment for purposes of this Agreement.

20.	Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

EXECUTION COPY

21.	Governing Law. This Agreement has been executed and delivered in the Commonwealth of Massachusetts and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

22.	Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

23.	No Waiver. No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

25.	Binding Arbitration.

(a)

Binding Arbitration. Except as expressly set forth in this Section, in the event any dispute should arise between the Parties with respect to any of the terms and conditions of this Agreement and/or Executive’s employment with the Company, the parties agree that any and all controversies, claims or disputes between them, including but not limited to any claim arising under tort or contract law and any claim arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Wage Act or any other local, state or federal statute, regulation or policy in any way relating to rights of employees, shall be submitted to final and binding arbitration, to be held in Boston, Massachusetts in accordance with the Employment Arbitration Rules and

EXECUTION COPY

Procedures, including the Optional Appeal Procedure, as established by JAMS or its successor (“JAMS”) and as in effect at the time the request for arbitration is made (the “Arbitration Rules”), and to be administered by JAMS. Issues of arbitrability shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and not state law. The arbitration shall be conducted before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator may award any form of remedy or relief that would otherwise be available in court (including equitable relief such as injunctions, temporary restraining orders, etc.), consistent with applicable law. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any Massachusetts state or federal court with experience in matters involving employment disputes. The party initiating arbitration will be responsible for paying the filing fee for the arbitration required by the arbitration service provider; provided, however, Executive’s payment of any such filing fee shall not exceed the filing fee for a civil action in the Massachusetts state court system and the Company shall reimburse Executive for any such fee in excess of that amount. The Company will pay the arbitrator’s fee to the extent required by law. Any award pursuant to said arbitration shall be accompanied by a detailed written opinion of the arbitrator setting forth the reason for the award. Executive knows that options other than arbitration, such as state and federal administrative and judicial remedies, are available to resolve any discrimination claim, and despite such knowledge Executive agrees to arbitrate all claims pursuant to this Section. Executive understands that by signing this Agreement, he is waiving, and will forever be precluded from asserting, his right to utilize statutory administrative procedures and to seek judicial remedies with respect to such claims.

(b)	Exceptions. The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section, provided, however, that the Company shall have the right to seek injunctive relief or other equitable remedies in a court of competent jurisdiction as provided in Section 10 or with regard to any other Restrictive Covenant (e.g., non-disclosure, non-competition, non-solicitation, etc.) between the Company and Executive. Any such injunctive relief or other equitable remedies shall be sought exclusively in any federal or state court of competent jurisdiction in the Commonwealth of Massachusetts, and both parties consent to the exclusive jurisdiction of the state and federal courts of Massachusetts for such purposes. Moreover, nothing in this Section shall be construed to preclude Executive from participating or cooperating in any investigation or proceeding conducted by the Massachusetts Commission Against Discrimination, the Equal Employment Opportunity Commission or any other administrative agency. However, in the event that a charge or complaint is filed against the Company with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Company by any administrative agency, Executive expressly waives and shall not accept any award or damages from such a proceeding but instead will pursue any claim for such damages in an arbitration proceeding as set forth in this Section.

EXECUTION COPY

(c)	Fees and Expenses. Executive or his beneficiaries shall pay all attorney’s fees and expenses incurred by Executive or his beneficiaries in resolving any claim or dispute arising out of or relating to this Agreement. If it is finally determined that Executive or his beneficiaries prevailed with respect to such claim or dispute, the Company shall reimburse all attorney’s fees and expenses incurred by Executive.

(d)	Confidentiality. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 25, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in Section 8 shall continue in full force and effect.

26.	Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 25.

EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

NEWSTAR FINANCIAL, INC.

By:	/s/ John Kirby Bray
Name: John Kirby Bray
Title: Chief Financial Officer

TIMOTHY J. CONWAY

/s/ Timothy J. Conway

EXECUTION COPY

Exhibit A

Form of General Release of Claims (to be included in a comprehensive separation agreement, which will contain additional terms)

General Release. Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the payments and benefits set forth in this Agreement, Executive hereby releases and discharges NewStar and anyone acting by, through or on behalf of NewStar, including but not limited NewStar’s directors, officers, employees, stockholders, representatives and agents (collectively, the “Releasees”), to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Executive that he now has, ever had or ever may have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before he signs this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Executive’s employment, including terms and conditions of employment, by NewStar and the cessation of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees. The release contained herein is a GENERAL RELEASE, including of statutory claims. Nothing in this Agreement shall be construed to preclude Executive from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other local, state or federal administrative agency, including with respect to a challenge to this General Release. However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees, or any of them, by any administrative agency, Executive expressly waives and shall not accept any award or damages therefrom.